Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-167982) of Government Properties Income Trust and in the related Prospectus of our report dated October 15, 2012 with respect to the statement of revenues and certain operating expenses of Federal Government Leased Portfolio for the year ended December 31, 2011 and our report dated October 15, 2012 with respect to the statement of revenues and certain operating expenses of Boise Portfolio for the year ended December 31, 2011, included in this Current Report (Form 8-K) of Government Properties Income Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 15, 2012